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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One)

[ ] Form 10-K [ ] Form 20-F [X] Form 11-K [ ] Form 10-Q [ ] Form N-SAR
                    For Period Ended: December 31, 1998

                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:

                         Commission File Number: 2-20135

                         PART I - REGISTRANT INFORMATION

Intermedia Communications Inc.
(Full Name of Registrant)
3625 Queen Palm Drive
Tampa, Florida  33619
(Address of Principal Executive Office)
(813) 829-0011
(Telephone Number)


                       PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


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[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25
        (c) has been attached if applicable.

                              PART III - NARRATIVE

Due to some accounting complexities arising from a number of mergers and acquisitions during the Plan year, information necessary to file a complete Form 11-K has not been fully developed at this time. The aforementioned reasons causing the inability to file the material could not be eliminated without unreasonable effort or expense.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

  Patricia A. Kurlin               (813)                      829-2438
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      (Name)                    (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).

                      [X]  Yes                 [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                      [ ]  Yes                 [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                         Intermedia Communications Inc.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



         June 29, 1999                         /s/   Patricia A. Kurlin
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           (Date)                             Patricia A. Kurlin
                                              Senior Vice President,
                                               General Counsel and
                                              Interim Senior Vice President,
                                                Human Resources






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